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                      November 7, 2023

       Alex Peng
       Chief Financial Officer
       TAL Education Group
       5/F, Tower B, Heying Center
       Xiaoying West Street, Haidian District
       Beijing 100085
       People   s Republic of China

                                                        Re: TAL Education Group
                                                            Form 20-F for the
Fiscal Year Ended February 28, 2023
                                                            File No. 001-34900

       Dear Alex Peng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Yi Gao, Esq.